Exhibit 3.52

CERTIFICATE OF AMENDMENT TO THE ARTICLES OF INCORPORATION

For use by Domestic Corporations

Pursuant to the provisions of Act 284, Public Acts of 1972, the undersigned corporation executes the following Certificate:

1.	The present name of the corporation is Perrigo Asia Limited.

2.	The corporation identification number (CID) assigned by the Bureau is 284-690.

3.	The location of its registered office is 117 Water Street, Allegan, Michigan 49010.

4.	Article I of the Articles of Incorporation is hereby amended in its entirety to read as follows:

The name of the corporation is Perrigo Sales Corporation.

5.	The foregoing amendment to the Articles of Incorporation was duly adopted on the 19th day of December, 1995. The amendment was duly adopted by the written consent of all the shareholders entitled to vote in accordance with Section 407(2) of the Act.

Signed this 20th day of December, 1995.

/s/ John R. Nichols
John R. Nichols
Vice President and
General Counsel

CERTIFICATE OF AMENDMENT TO THE ARTICLES OF INCORPORATION

For use by Domestic Corporations

Pursuant to the provisions of Act 284, Public Acts of 1972, the undersigned corporation executes the following Certificate:

1.	The present name of the corporation is Nippon Perrigo, Ltd.

2.	The corporation identification number (CID) assigned by the Bureau is 284-690.

3.	The location of its registered office is 117 Water Street, Allegan, Michigan 49010.

4.	Article I of the Articles of Incorporation is hereby amended to read as follows:

The name of the corporation is Perrigo Asia Limited.

5.	The foregoing amendment to the Articles of Incorporation was duly adopted on the 10th day of May, 1994. The amendment was duly adopted by the written consent of all the shareholders entitled to vote in accordance with Section 407(2) of the Act.

Signed this 10th day of May, 1995.

/s/ Steve M. Neil
Steve M. Neil
Vice President

Corporation Number:
284 - 690

ARTICLES OF INCORPORATION

OF

NIPPON PERRIGO, LTD.

These Articles of Incorporation are signed by the Incorporator for the purpose of forming a domestic profit corporation pursuant to the provisions of Act 284, Public Acts of 1972, as amended, as follows:

ARTICLE I

The name of the corporation is: Nippon Perrigo, Ltd.

ARTICLE II

The purpose or purposes for which the corporation is formed is to engage in any activity within the purposes for which corporations may be formed under the Business Corporation Act of Michigan.

ARTICLE III

The total authorized shares:

Common Shares	60,000

A statement of all or any of the relative rights, preferences and limitations of the shares of each class is as follows:

There is one class of capital stock. Each share thereof shall have equal rights and privileges to each other share thereof.

ARTICLE IV

Address of the registered office is:

117 Water Street

Allegan, Michigan 49010

The name of the Resident Agent at the registered office is Richard G. Hansen.

ARTICLE V

The name and address of the Incorporator is:

Perrigo International, Inc.

117 Water Street

Allegan, Michigan 490010

ARTICLE VI

The term of corporate existence is perpetual.

ARTICLE VII

Any action required or permitted by this act to be taken at an annual or special meeting of shareholders may be taken without a meeting, without prior notice and without a vote, if consents in writing, setting forth the action so taken, are signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take the action at a meeting at which all shares entitled to vote on the action were present and voted. The written consents shall bear the date of signature of each shareholder who signs the consent. No written consents shall be effective to take the corporate action referred to unless, within 60 days after the record date for determining shareholders entitled to express consent to or to dissent from a proposal without a meeting, written consents signed by a sufficient number of shareholders to take the action are delivered to the corporation. Delivery shall be to the corporation’s registered office, its principal place of business, or an officer or agent of the corporation having custody of the minutes of the proceedings of its shareholders. Delivery made to the corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested.

Prompt notice of the taking of the corporate action with out a meeting by less than unanimous written consent shall be given to shareholders who have not consented in writing.

ARTICLE VIII

1. No Director shall be liable to the corporation or its shareholders for monetary damages for breach of the director’s fiduciary duty, but this provision shall not limit or eliminate a director’s liability for (a) a breach of the director’s duty of loyalty to the corporation or its shareholders, (b) an act or omission not in good faith or that involves intentional misconduct or a knowing violation of the law, (c) a violation of Section 551(1) of the Michigan Business Corporation Act, or (d) a transaction from which a director derived an improper personal benefit.

2. The corporation shall indemnify any person who is or was a party to or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal, other than an action by or in the right of the corporation, by reason of the fact that he or she is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another foreign or domestic corporation, partnership, joint venture, trust or other enterprise, whether for profit or not, against expenses (including attorneys’ fees), judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with the action, suit or proceeding if the person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation or its shareholders, and with respect to a criminal action or proceeding, if the person had no reasonable cause to believe his or her conduct was unlawful. The termination of an action, suit or proceeding by judgment, order, settlement, conviction, or upon plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation or its shareholders, and, with respect to a criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

3. The corporation shall indemnify any person who is or was a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he or she is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another foreign or domestic corporation, partnership, joint venture, trust or other enterprise, whether for profit or not, against expenses (including attorneys’ fees) and amounts paid in settlement actually and reasonably incurred by the person in connection with the action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation or its shareholders. Indemnification shall not be made for a claim, issue or matter in which the person has been found liable to the corporation except to the extent authorized in section 564c of the Michigan Business Corporation Act, as such section may be modified or amended from time to time, or any successor section of the Michigan Business Corporation Act.

4. To the extent that a director or officer or a former director or officer has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Sections 2 or 3 of this Article VIII, or in defense of any claim, issue or matter in the action, suit or proceeding, he or she shall be indemnified against actual and reasonable expenses, including attorneys’ fees, incurred by him or her in connection with the action, suit or proceeding and an action, suit or proceeding brought to enforce the mandatory indemnification provided in this section.

5. An indemnification under Sections 2 or 3 of this Article VIII, unless ordered by a court of competent jurisdiction, shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director or officer or former director or officer is proper in the circumstances because he or she has met the applicable standard of conduct set forth in Sections 2 or 3 of this Article VIII and upon an evaluation of the reasonableness of expenses and amounts paid in settlement. This determination and evaluation shall be made in any of the following ways:

(a) by a majority vote of a quorum of the Board of Directors consisting of directors who are not parties or threatened to be made parties to the action, suit or proceeding; or

(b) if such quorum cannot be obtained, by majority vote of a committee duly designated by the Board of Directors and consisting solely of two or more directors not at the time parties or threatened to be made parties to the action, suit, or proceeding, or

(c) by independent legal counsel in a written opinion, selected either i) by the Board of Directors or its committee in the manner prescribed in subsection (a) or (b) of this Section 5, or ii) if a quorum of the Board of Directors cannot be obtained under subdivision (a) and a committee cannot be designated under subsection (b), by the Board of Directors; or

(d) by all independent directors who are designated as such under the provisions of the Michigan Business Corporation Act and are not parties or threatened to be made parties to the action, suit or proceeding; or

(e) by the shareholders, but shares held by directors or officers who are parties or threatened to be made parties to the action, suit, or proceeding may not be voted.

In the designation of a committee under subsection (b) or in the selection of independent legal counsel under (c)(ii), all directors may participate.

6. The corporation may pay or reimburse the reasonable expenses incurred by a director or officer or a former director or officer who is a party or threatened to be made a party to an action, suit or proceeding in advance of final disposition of the proceeding if all of the following apply:

(a) the person furnishes the corporation a written affirmation of his or her good faith belief that he or she has met the applicable standard of conduct set forth in Sections 2 or 3 of this Article VIII; and

(b) the person furnishes the corporation a written undertaking, executed personally or on his or her behalf, to repay the advance if it is ultimately determined that he or she did not meet the standard of conduct, which undertaking is an unlimited general obligation of the person,; and

(c) a determination is made that the facts then known to those making the determination would not preclude indemnification under the Michigan Business Corporation Act.

Determinations and evaluations under this Section 6 shall be made in the manner specified in Section 5 of this Article VIII.

7. Nothing contained in this Article VIII shall affect or limit the rights to indemnification to which a director or officer or former director or officer of the corporation or of another corporation, partnership, joint venture, trust or other enterprise which he is or was serving at the request of the corporation may be entitled by contract, under the bylaws of the corporation or otherwise by law. The total amount of expenses advanced or indemnified from all sources combined shall not exceed the amount of actual expenses incurred by the person seeking indemnification or advancement of expenses. The indemnification provided in this Article VIII shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, personal representatives and administrators of such person.

8. The corporation may indemnify any person for liability incurred by reason of the fact he is or was an employee or agent (but not a director or officer) of the corporation or is or was serving at the request of the corporation as an employee or agent (but not a director or officer) of another corporation, partnership, joint venture, trust or other enterprise whenever the Board of Directors deems it equitable or desirable that such indemnification be made.

9. The corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him or her and incurred by him or her in any such capacity or arising out of his or her status as such, whether or not the corporation would have power to indemnify him or her against liability under the foregoing provisions of this Article VIII.

10. For purposes of this Article VIII, references to the “corporation” include all constituent corporations absorbed in a consolidation or merger and the resulting or surviving corporation, so that a person who is or was a director, officer, employee or agent of the constituent corporation or is or was serving at the request of the constituent corporation as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, or other enterprise whether for profit or not shall stand in the same position under the provisions of this Article VIII with respect to the resulting or surviving corporation as the person would if he or she had served the resulting or surviving corporation in the same capacity.

ARTICLE IX

This corporation reserves the right to amend, alter, change, add to or repeal any provision contained in these Articles of Incorporation in the manner now or hereafter prescribed by statute, and all rights and powers conferred by these Articles of Incorporation on shareholders, directors and officers are granted subject to this reservation.

The Incorporator, by its authorized officer, has signed these Articles of Incorporation this 14th day of April, 1995.

PERRIGO INTERNATIONAL, INC.

By	/s/ Steven M. Neil
Steven M. Neil
Its Vice President